UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO § 240.13d-1(b), (c) AND (d) AND

AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

(Amendment No. 1)*

SQZ Biotechnologies Company

(Name of Issuer)

Common Stock, Par Value $0.01 per Share

(Title of Class of Securities)

78472W104

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (“Act”), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 10806X102	Page 2 of 17

1.	Name of reporting persons American International Group, Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Incorporated under the laws of the State of Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 2,529,272
	7.	Sole dispositive power 0
	8.	Shared dispositive power 2,529,272
9.	Aggregate amount beneficially owned by each reporting person 2,529,272
10.	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 9.0%
12.	Type of reporting person HC

CUSIP No. 10806X102	Page 3 of 17

1.	Name of reporting persons SAFG Retirement Services, Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Organized under the laws of the Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 2,529,272
	7.	Sole dispositive power 0
	8.	Shared dispositive power 2,529,272
9.	Aggregate amount beneficially owned by each reporting person 2,529,272
10.	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 9.0%
12.	Type of reporting person HC

CUSIP No. 10806X102	Page 4 of 17

1.	Name of reporting persons SAFG Capital LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Organized under the laws of the Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 2,517,173
	7.	Sole dispositive power 0
	8.	Shared dispositive power 2,517,173
9.	Aggregate amount beneficially owned by each reporting person 2,517,173
10.	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 9.0%
12.	Type of reporting person HC

CUSIP No. 10806X102	Page 5 of 17

1.	Name of reporting persons AIG Fund GP Holdings, LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Organized under the laws of the Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 2,517,173
	7.	Sole dispositive power 0
	8.	Shared dispositive power 2,517,173
9.	Aggregate amount beneficially owned by each reporting person 2,517,173
10.	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 9.0%
12.	Type of reporting person HC

CUSIP No. 10806X102	Page 6 of 17

1.	Name of reporting persons AIG DECO Fund I, GP, LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Incorporated under the laws of the State of Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 2,517,173
	7.	Sole dispositive power 0
	8.	Shared dispositive power 2,517,173
9.	Aggregate amount beneficially owned by each reporting person 2,517,173
10.	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 9.0%
12.	Type of reporting person HC

CUSIP No. 10806X102	Page 7 of 17

1.	Name of reporting persons AIG DECO Fund I, LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Organized under the laws of the Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 2,517,173
	7.	Sole dispositive power 0
	8.	Shared dispositive power 2,517,173
9.	Aggregate amount beneficially owned by each reporting person 2,517,173
10.	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 9.0%
12.	Type of reporting person HC

CUSIP No. 10806X102	Page 8 of 17

1.	Name of reporting persons AIG Life Holdings, Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Organized under the laws of the Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 12,099
	7.	Sole dispositive power 0
	8.	Shared dispositive power 12,099
9.	Aggregate amount beneficially owned by each reporting person 12,099
10.	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person HC

CUSIP No. 10806X102	Page 9 of 17

1.	Name of reporting persons AGC Life Insurance Company
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Organized under the laws of the State of Missouri
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 12,099
	7.	Sole dispositive power 0
	8.	Shared dispositive power 12,099
9.	Aggregate amount beneficially owned by each reporting person 12,099
10.	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IC

CUSIP No. 10806X102	Page 10 of 17

1.	Name of reporting persons The Variable Annuity Life Insurance Company
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Organized under the laws of the State of Texas
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 9,812
	7.	Sole dispositive power 0
	8.	Shared dispositive power 9,812
9.	Aggregate amount beneficially owned by each reporting person 9,812
10.	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0%
12.	Type of reporting person IC

CUSIP No. 10806X102	Page 11 of 17

1.	Name of reporting persons American General Life Insurance Company
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Organized under the laws of the State of Texas
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 2,287
	7.	Sole dispositive power 0
	8.	Shared dispositive power 2,287
9.	Aggregate amount beneficially owned by each reporting person 2,287
10.	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IC

CUSIP No. 10806X102	Page 12 of 17

1.	Name of reporting persons SunAmerica Asset Management, LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Organized under the laws of the State of Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 2,287
	7.	Sole dispositive power 0
	8.	Shared dispositive power 2,287
9.	Aggregate amount beneficially owned by each reporting person 2,287
10.	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IA

ITEM 1 (a).	NAME OF ISSUER:

SQZ Biotechnologies Company

ITEM 1 (b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

Arsenal Yards Blvd, Suite 210, Watertown, MA 02472

ITEM 2 (a).	NAME OF PERSON(S) FILING:

American International Group, Inc.

SAFG Retirement Services, Inc.

SAFG Capital LLC

AIG Fund GP Holdings, LLC

AIG DECO Fund I GP, LLC

AIG DECO Fund I, LP

AIG Life Holdings, Inc.

AGC Life Insurance Company

The Variable Annuity Life Insurance Company

American General Life Insurance Company

SunAmerica Asset Management, LLC

ITEM 2 (b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE(S):

American International Group, Inc.

1271 Avenue of the Americas, 11th Floor,

New York, NY 10020

SAFG Retirement Services, Inc.

21650 Oxnard Street

10th Floor

Woodland Hills, CA 91367

SAFG Capital LLC

21650 Oxnard Street 10th Floor

Woodland Hills, CA 91367

AIG Fund GP Holdings, LLC

28 Liberty Street 46th Floor

New York, NY 10005-1445

AIG DECO Fund I GP, LLC

28 Liberty Street 46th Floor

New York, NY 10005-1445

AIG DECO Fund I, LP

28 Liberty Street 46th Floor

 New York, NY 10005-1445

AIG Life Holdings, Inc.

2929 Allen Parkway

Houston, TX 77019

AGC Life Insurance Company

2727-A Allen Parkway

Houston, TX 77019

The Variable Annuity Life Insurance Company

2929 Allen Parkway

Houston, TX 77019

American General Life Insurance Company

2727-A Allen Parkway

Houston, TX 77019

SunAmerica Asset Management, LLC

Harborside 5 185 Hudson Street Suite 3300

Jersey City, NJ 07311

ITEM 2 (c).	CITIZENSHIP:

The information requested hereunder is set forth under Item 4 of the cover pages to this Schedule 13G.

ITEM 2 (d).	TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2 (e).	CUSIP NUMBER:

78472W104

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §§ 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

American International Group, Inc.:

(g)	A parent holding company or control person, in accordance § 240.13d-1(b)(1)(ii)(G)

SAFG Retirement Services, Inc.:

(g)	A parent holding company or control person, in accordance § 240.13d-1(b)(1)(ii)(G)

SAFG Capital LLC:

(g)	A parent holding company or control person, in accordance § 240.13d-1(b)(1)(ii)(G)

AIG Fund GP Holdings, LLC:

(g)	A parent holding company or control person, in accordance § 240.13d-1(b)(1)(ii)(G)

AIG DECO Fund I GP, LLC:

(g)	A parent holding company or control person, in accordance § 240.13d-1(b)(1)(ii)(G)

AIG DECO Fund I, LP:

(g)	A parent holding company or control person, in accordance § 240.13d-1(b)(1)(ii)(G)

AIG Life Holdings, Inc.:

(g)	A parent holding company or control person, in accordance § 240.13d-1(b)(1)(ii)(G)

AGC Life Insurance Company:

(c)	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

The Variable Annuity Life Insurance Company:

(c)	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

American General Life Insurance Company:

(c)	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

SunAmerica Asset Management, LLC:

(e)	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E)

ITEM 4.	OWNERSHIP.

(a) through (c). The information requested hereunder is set forth under Items 5 through 9 and Item 11 of the cover pages to this Schedule 13G.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

SunAmerica Asset Management, LLC, an indirect subsidiary of American International Group, Inc. (“AIG”) AIG, shares voting and investment power with respect to all of SunAmerica Series SA Small Cap Index Portfolio’s holdings in SQZ Biotechnologies, Co., which AIG may be deemed to indirectly beneficially own such shares.

The Variable Annuity Life Insurance Company, an indirect subsidiary of AIG, shares voting and investment power with respect to all of VALIC Co I Small Cap Index Fund’s holdings in SQZ Biotechnologies, Co., which AIG may be deemed to indirectly beneficially own such shares.

American General Life Insurance Company is an indirect subsidiary of AIG and a LP in LS Polaris Innovation Fund LP which owns 2,287 shares of SQZ Biotechnologies Co. AIG may be deemed to indirectly beneficially own those shares.

AIG Asset Management (U.S.), LLC an indirect subsidiary of AIG, shares voting and investment power with respect to AIG DECO Fund I, LP’s holdings in SQZ Biotechnologies, Co.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

See Exhibit 1 attached hereto for the information requested hereunder with respect to the relevant subsidiaries of American International Group, Inc.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Geoffrey N. Cornell
Name:	Geoffrey N. Cornell
Title:	Senior Vice President and Chief Investment Officer, Life & Retirement

SAFG RETIREMENT SERVICES, INC.

By:	/s/ Christine A. Nixon
Name:	Christine A. Nixon
Title:	Senior Vice President

SAFG Capital LLC

By:	/s/ Geoffrey N. Cornell
Name:	Geoffrey N. Cornell
Title:	Director

AIG DECO FUND I, LP

By: AIG DECO Fund I GP, LLC, its General Partner

By: AIG Fund GP Holdings, LLC, its Managing Member

By: SAFG Capital LLC, its Managing Member

By: AIG Asset Management (U.S.), LLC, its investment advisor

By:	/s/ Matthew Laermer
Name:	Matthew Laermer
Title:	Managing Director

AIG DECO Fund I GP, LLC

By: AIG Fund GP Holdings, LLC, its Managing Member

By: SAFG Capital LLC, its Managing Member

By: AIG Asset Management (U.S.), LLC, its investment advisor

By:	/s/ Matthew Laermer
Name:	Matthew Laermer
Title:	Managing Director

AIG Fund GP Holdings, LLC

By: SAFG Capital LLC, its Managing Member

By: AIG Asset Management (U.S.), LLC, its investment advisor

By:	/s/ Matthew Laermer
Name:	Matthew Laermer
Title:	Managing Director

AIG LIFE HOLDINGS, INC.

By:	/s/ Christine A. Nixon
Name:	Christine A. Nixon
Title:	Senior Vice President

AGC LIFE INSURANCE COMPANY

By:	/s/ Christine A. Nixon
Name:	Christine A. Nixon
Title:	Senior Vice President

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Christine A. Nixon
Name:	Christine A. Nixon
Title:	Senior Vice President

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:	/s/ Christine A. Nixon
Name:	Christine A. Nixon
Title:	Senior Vice President

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Matthew Hackethal
Name:	Matthew Hackethal
Title:	Vice President, Chief Compliance Officer

EXHIBIT INDEX

Exhibit 99.1	Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company

Exhibit 99.2	Agreement of Joint Filing